SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.  )*
                               ------------------

                               Marine Bancshares, Inc.
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)

                                    568139109
                               ------------------
                                 (CUSIP Number)

                                April 10, 2000
          -----------------------------------------------------------
             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule  13d-1(b)

     [_]  Rule  13d-1(c)

     [x]  Rule  13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 568139109
--------------------------------------------------------------------------------
     1    NAMES  OF  REPORTING  PERSONS
          I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)
          The Burton Partnership, Limited Partnership
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]          (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Deleware
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      92,695 Shares
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          0  Shares
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          92,695 Shares
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      0  Shares
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  92,695  Shares

--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          8.0%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (SEE INSTRUCTIONS)
          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 568139109
--------------------------------------------------------------------------------
     1    NAMES  OF  REPORTING  PERSONS
          I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)
          The Burton Partnership (QP), Limited Partnership
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]          (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Deleware
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      92,695 Shares
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          0  Shares
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          92,695 Shares
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      0  Shares
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  92,695  Shares

--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          8.0%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (SEE INSTRUCTIONS)
          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 568139109
--------------------------------------------------------------------------------
     1    NAMES  OF  REPORTING  PERSONS
          I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)
          Donald W. Burton
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]          (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Deleware
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      92,695 Shares
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          0  Shares
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          92,695 Shares
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      0  Shares
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  92,695  Shares

--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          8.0%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (SEE INSTRUCTIONS)
          PN
--------------------------------------------------------------------------------

Item  1.  (a)  Name  of  Issuer:        Marine Bancshares, Inc.
          (b)  Address  of  Issuer's
               Principal  Executive     2325 Vanderbilt Beach Road
               Offices:                 Naples, Florida  34102

Item 2. (a) Names of Person Filing:   (b) Address of Principal (c) Citizenship:
            Business Offices:

  The Burton Limited Partnership,         P.O. Box 4643            Delaware
  Limited Partnership                     Jackson, WY  83001

  The Burton Limited Partnership (QP),    P.O. Box 4643            Delaware
  Limited Partnership                     Jackson, WY  83001

  Donald W. Burton                        P.O. Box 4643            United States
                                          Jackson, WY  83001

          (d)  Title  of  Class
               Securities:              Common  Stock, $.01 par value


          (e)  CUSIP  Number:           568139109

Item 3.   If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c),  check  whether  the  person  filing  is  a:

          (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

          (b)  [_]  Bank  as  defined  in  Section 3(a)(6) of the Act (15 U.S.C.
                    78c)

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

          (d)  [_]  Investment  Company  registered  under  Section  8  of  the
                    Investment  Company  Act  (15  U.S.C.  80a-8)

          (e)  [_]  An  investment  adviser  in  accordance  with
                    (S)240.13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)  [_]  Group,  in  accordance  with  (S)240.13d-1(b)(1)(ii)(J)

          None of the above.

Item  4.  Ownership*

         (a) Amount beneficially owned: As of April 12, 2000, each of the following is the owner of record of the number of shares of Common Stock set forth next to its name:

              The Burton Partnership, Limited
              Partnership:                          23,174 Shares

              The Burton Partnership (QP), Limited
              Partnership:                          69,521 Shares

By virtue of his status as general partner of both limited partnerships, The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership, Donald W. Burton may thus be deemed as beneficial owner of the total 92,695 shares, which represents 8.0% of the Company, and has the sole voting power and the power to direct the disposition of the shares of common stock that each partnership owns of record.

         (b)  Percent  of  class:

              The Burton Partnership, Limited
              Partnership:                          6.0%

              The Burton Partnership (QP), Limited
              Partnership:                          2.0%

The foregoing percentages are calculated based on the 1,150,000 shares of Common Stock, $.01 par value, reported to be outstanding as of March 29, 2000.

         (c)  Number  of  shares  to  which  the  person  has:

              (i)    Sole  power  to  vote  or  to  direct  the  vote:

              The Burton Partnership, Limited
              Partnership:                          92,695 Shares
              The Burton Partnership (QP), Limited
              Partnership:                          92,695 Shares
              Donald W. Burton:                     92,695 Shares

              (ii)   Shared power to vote or to direct the vote: none

              (iii)  Sole  power  to dispose or to direct the disposition of:

              The Burton Partnership, Limited
              Partnership:                          92,695 Shares
              The Burton Partnership (QP), Limited
              Partnership:                          92,695 Shares
              Donald W. Burton:                     92,695 Shares

              (iv)   Shared  power  to  dispose or to direct the disposition of:
                     none

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

          Not  Applicable.

Item 7. Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not  applicable.

Item  8.  Identification  and  Classification  of  Members  of  the  Group.

          Not  Applicable.

Item  9.  Notice  of  Dissolution  of  Group.

          Not  Applicable.

Item 10.  Certification.

          Not  Applicable.

                                       SIGNATURE
                                       ---------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     April 14, 2000

                                   THE BURTON PARTNERSHIP, LIMITED PARTNERSHIP


                                By:     /s/  Donald w. Burton
                                        ------------------------
                                Donald W. Burton
                                General Partner


                                THE BURTON PARTNERSHIP (QP), LIMITED PARTNERSHIP

                                By:     /s/  Donald w. Burton
                                        ------------------------
                                Donald W. Burton
                                General Partner


                                   DONALD W. BURTON

                                   By:     /s/  Donald W. Burton
                                           ------------------------